For the fiscal period ended (s) 6/30/98
File number 811-3623

                        Sub-Item 77-J

                          EXHIBITS

Reclassification of Capital Accounts:  The Series
Fund accounts for and reports distributions to shareholders in accordance with the American
Institute of Certified Public Accountants'
Statement of Position 93-2:  Determination,
Disclosure, and Financial Statement Presentation of Income, Capital Gains, and Return of Capital
Distributions by Investment Companies.  For the
Six months ended June 30, 1998, the application of this statement increased (decreased) undistributed net investment income ("UNI") and accumulated net realized gain (loss) on investments ("GL") by the following amounts:


UNI                                GL
Equity
Portfolio.........................................
 ...............................................
$  132,673                 $  (132,673)
Global
Portfolio.........................................
 ...............................................
(1,253,947)                    1,253,947
Natural Resources
Portfolio.........................................
 .............................      (59,809)
59,809

Net investment income, net realized gains and net assets were not affected by these reclassifications.